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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), dated as of September 10, 2003 (the "Effective Date"), among Medical Properties Trust, Inc. (the "REIT"), MPT Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), (the REIT and the Operating Partnership being herein referred to collectively as the "Company"), and Edward K. Aldag, Jr. (the "Executive"):

         WHEREAS, the REIT is a limited partner and, through its wholly-owned limited liability company, Medical Properties Trust, LLC, (the LLC"), is the sole general partner of the Operating Partnership;

         WHEREAS, the Executive has experience in owning and operating companies which own and lease commercial real estate, including healthcare properties;

         WHEREAS, the Executive provided services to the LLC pursuant to that certain Employment Agreement dated December 6, 2002 (the "Original Agreement") which Original Agreement has been terminated and certain limited obligations thereunder have been assumed by the Operating Partnership; and

         WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

         1. EMPLOYMENT.

                  (a) POSITIONS. The Executive shall be employed by the Operating Partnership as its President, Chief Executive Officer and Secretary. The Executive shall also serve as the President, Chief Executive Officer and Secretary of the REIT as well as the Executive Chairman of the REIT's Board of Directors (the "Board").

                  (b) DUTIES. The Executive's principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of Executive Chairman of the Board, President, Chief Executive Officer, Secretary and such other executive duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive shall be responsible for and have authority over the day-to-day operational management of the Company. The Executive shall report directly to the Board. All other officers of the Company shall report to the Executive or such person(s) as the Executive may designate from time to time.

                  (c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all of his business time and attention and his good faith reasonable efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive (i) shall be permitted to

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continue to manage, operate and devote time and attention to those companies and businesses he owned, operated or controlled at the date of this Agreement that were not transferred to or purchased by the Company or the REIT (collectively referred to herein as the "Excluded Businesses"), provided that such activities do not materially detract from Executive's performance of his duties hereunder,
(ii) may make any passive investment where he is not obligated or required to, and shall not in fact, devote any material managerial efforts, (iii) may participate in charitable, academic or community activities, and in trade or professional organizations, and (iv) may hold directorships in other companies consistent with the Company's conflict of interest policies and corporate governance guidelines as in effect from time to time.

         2. TERM. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a term of three (3) years following the Effective Date, and shall be automatically extended for an additional one (1) year period on each one (1) year anniversary of the Effective Date, including an anniversary that occurs within the initial three (3) year term (the last day of each such one (1) year period ending on an anniversary of the Effective Date is referred to herein as a "Term Date"), unless either party gives notice of non-renewal not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party's intent not to renew (in which case the Agreement shall not be so automatically extended for such additional one (1) year period and shall terminate at the conclusion of the remaining unextended Term), or it is sooner terminated pursuant to Section 7. For purposes of this Agreement, "Term" shall mean the actual duration of the Executive's employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7, but for purposes of compensation and benefits payable pursuant to Sections 3 through 6 hereof the Term shall be deemed to commence as of August 1, 2003.

         3. BASE SALARY. The Company shall pay the Executive a Base Salary that shall be payable in periodic installments according to the Company's normal payroll practices, but no less frequently than monthly. The initial Base Salary shall be $350,000 per year. The Board or its compensation committee (the "Compensation Committee") shall review the Base Salary at least once a year to determine whether and to what extent the Base Salary should be increased, effective January 1 of any year during the Term; provided, however, that on January 1, 2005, the Base Salary shall be not less than $367,500 and on each January 1 thereafter during the Term, the Base Salary shall be increased at a minimum by a positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the percentage increase in the Consumer Price Index for such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1 of such year. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this Section 3.

         4. INCENTIVE AWARDS: ANNUAL INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the


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Term of this Agreement consistent with such bonus policy as may be adopted by the Board of Directors or its Compensation Committee ("Bonus Policy") in an amount of not less than 40% of the Executive's Base Salary (the "Minimum Bonus") or more than 100% of the Executive's Base Salary unless in the opinion of the Compensation Committee, the Executive deserves a higher amount (the "Maximum Bonus"). If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, he shall receive an annual incentive bonus (the "Incentive Bonus"), consistent with the provisions relating to Minimum Bonus and the Maximum Bonus in an amount determined by the Compensation Committee and subject to ratification by the Board, if required. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year other than the Minimum Bonus, subject to ratification by the Board, if required. Beginning January 1, 2004, the Bonus Policy shall contain both individual and group goals.

         5. STOCK BASED AWARDS. The REIT has established the 2004 Equity Incentive Plan ("Equity Incentive Plan") which provides for the grants of options to acquire shares of the Company's $ .001 par value common stock (the "Common Shares"), awards of restricted Common Shares and awards of stock appreciation rights and performance units. Effective upon the consummation of the private placement offering or initial public offering, whichever occurs first, the Company has reserved for issuance to the Company's executive officers and other employees two and six-tenths percent (2.6%) of the outstanding Common Shares on a fully-diluted basis for awards of restricted Common Shares ("Restricted Share Grants"). The Executive shall be eligible to receive Restricted Share Grants as approved by the Compensation Committee, and if the Compensation Committee approves Restricted Share Grants to executives of the Company, then, as appropriate in the context, the Executive will receive Restricted Share Grants consistent with, and appropriate in respect of, his position as Chief Executive Officer. Restricted Share Grants awarded to the Executive shall be subject to vesting at the rate of 8.33% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that the Executive will be 100% vested and all restrictions will lapse upon (i) a Change of Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) his death, or (v) his becoming Permanently Disabled (as defined herein). The Executive will forfeit all unvested Restricted Share Grants if he is terminated for Cause or he terminates for other than Good Reason. The Common Shares issued as Restricted Share Grants will have voting and dividend rights, and, following the restriction period, shall be registered and fully transferable by the Executive.

         6. BENEFITS.

                  (a) VACATION. The Executive shall be entitled to six (6) weeks of vacation per full calendar year. Any unused vacation time shall accrue through the end of the first quarter of the following year.


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                  (b) SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days on an as needed basis.

                  (c) EMPLOYEE BENEFITS.

                           (i) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The
Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate, at the Company's expense, in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance and group life insurance as such benefits may be offered from time to time, on a basis no less favorable than that applicable to any other executive of the Company. In addition, Executive shall be entitled to participate, on the same basis as other Executives of the Company, in any 401(k) or other retirement plan sponsored by the Company.

                           (ii) DISABILITY INSURANCE. The Company shall
maintain, at its cost, supplemental renewable long-term disability insurance with such terms as agreed to by the Company and the Executive.

                  (d) OTHER BENEFITS.

                           (i) ANNUAL PHYSICAL. The Company shall provide, at
its costs, a medical examination for the Executive on an annual basis by a licensed physician selected by the Executive.

                           (ii) CAR ALLOWANCE. In lieu of mileage reimbursement
and repairs and maintenance expense, the Company shall pay Executive a monthly car allowance of $1,000.

                           (iii) TAX PREPARATION AND FINANCIAL PLANNING. The
Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors, including, but not limited to, auditors and attorneys, as chosen by the Executive, up to a maximum aggregate of $25,000 annually. The amount shall be paid by the Company promptly upon presentation by the Executive of copies of any bills due to such tax and financial planning advisors. The amount paid by the Company shall be imputed as income to the Executive, and the Company will pay to the Executive such additional amount as necessary to pay any federal, state or local tax liability with respect to such imputed income and the payment of such additional amount.

                           (iv) DIRECTORS AND OFFICERS INSURANCE. During the
Term and during the five (5) year period following the effective date of his termination of employment, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less


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favorable to him than the coverage provided to any other then current officers and directors.

                           (v) LIFE INSURANCE. The Company will pay the
Executive an amount of up to $20,000 per year for life insurance policies for his benefit and beneficiaries of his choosing. Such amount shall increase on January 1st of each year under the term hereof by multiplying by the percentage increase in the Consumer Price Index for such year. The amount shall be paid by the Company promptly upon presentation by the Executive of copies of the premium notices. The amount paid by the Company shall be imputed as income to the Executive, and the Company will pay to the Executive such additional amount as necessary to pay any federal, state or local tax liability with respect to such imputed income and the payment of such additional amount (the "Executive Life Insurance Program").

                           (vi) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The
Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company's policy as in effect from time to time and on a basis no less favorable than that applicable to any other executive of the Company, including, without limitation, telephone, travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive's positions and adequate for the performance of the Executive's duties.

         7. TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  (a) DEATH OR PERMANENT DISABILITY. Immediately upon death or a determination of Permanent Disability of the Executive. As used in this Agreement, "Permanent Disability" shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive's inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

                  (b) FOR CAUSE. At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, "Cause" for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a


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felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company's reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the Executive, or (iv) gross negligence or willful misconduct in the material performance of the Executive's duties. For purposes of this Section 7(b), no act, or failure to act, on the Executive's part will be deemed "gross negligence" or "willful misconduct" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                  (c) WITHOUT CAUSE; WITHOUT GOOD REASON. At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

                  (d) FOR GOOD REASON. At the election of the Executive, for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following actions or omissions, provided the Executive notifies the Company of his determination that Good Reason exists within sixty (60) days of the action or omission on which such determination is based:

                           (i) removal from the Board, except for "cause", as
such term is defined in the Company's Charter, or the failure to be nominated or elected to the Board,

                           (ii) failure of this Agreement to be automatically
renewed, on at least comparable terms, as a result of the Company giving notice pursuant to Section 2,

                           (iii) a material reduction of the Executive's duties,
responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer, Executive Chairman of the Board or Secretary, as the case may be,

                           (iv) the Company's failure to maintain a Bonus Policy
consistent with Section 4 hereof or continue in effect the Equity Incentive Plan, unless comparable


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alternative compensation arrangements (embodied in ongoing substitute or alternative plans) have been provided to the reasonable satisfaction of the Executive,

                           (v) a reduction or loss of employee benefits or
material fringe benefits, both in terms of the amount of the benefit and the level of the Executive's participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including, without limitation, such benefits as group health, dental, 401(k), accident, disability insurance, or group life insurance, that is caused by the Company except as is required by applicable law,

                           (vi) absent the Executive's prior written consent,
the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location that is outside of a 100 mile radius of Birmingham, Alabama, or

                           (vii) a breach by the Company of any provision of
this Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.

         8. EFFECTS OF TERMINATION.

                  (a) TERMINATION ON PERMANENT DISABILITY; BY THE COMPANY WITHOUT CAUSE; BY THE EXECUTIVE FOR GOOD REASON. If the employment of the Executive should terminate by reason of his becoming Permanently Disabled, a termination by the Company for any reason other than Cause, or by the Executive for Good Reason, then the Company shall pay all compensation and benefits for the Executive as follows:

                           (i) any Base Salary, Incentive Bonus, expense
reimbursements and all other compensation related payments that are payable as of the effective date of the termination of his employment that are related to the period of his employment preceding the effective date of the termination of his employment, including pay in lieu of accrued, but unused, vacation,

                           (ii) the prorated amount of the Incentive Bonus for
the year in which the termination of employment occurs, pro rated for the portion of such year during which the Executive was employed prior to the effective date of the termination of his employment, and

                           (iii) an amount equal to the sum of (A) the product
of (1) the sum of (X) the Executive's Base Salary as of the effective date of termination of his employment, and (Y) the highest cash bonus received by the Executive pursuant to Section 4 hereof during the term hereof, multiplied by (2) three (3), plus (B) an amount equal to the federal, state and local taxes on the amount paid pursuant to clause (A).


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                  The sum of the amount payable under subsections (ii) and (iii)
hereof is referred to herein as his "Severance Payment".

                           (iv) The Severance Payment shall be made in a single,
lump sum cash payment no later than thirty (30) days after the effective date of the termination of the Executive's employment. Such Severance Payment shall be reduced, in the case of a termination due to Permanent Disability, by the present value of the amount of disability proceeds to be received by Executive under the long term disability insurance policy carried by the Company.

                           (v) The Company shall allow the Executive and his
spouse and dependants to continue to participate until the earlier of: (i) the Executive reaching the age of sixty-five (65); or (ii) until such time as the Executive obtains full-time employment with an entity not affiliated with the Executive that provides comparable benefits, in any and all of the employee benefit and welfare plans and programs of the Company, excluding any 401(k) plan, but specifically including the Company's health insurance plan, in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive's continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs. The Company shall pay for the Executive's continued participation in director's and officers insurance. The cost of participation in all other such employee benefit and welfare plans (other than the 401(k) plan) shall be borne by the Company for five (5) years and then shall be at the Executive's expense. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive, his spouse, and his dependants with substantially comparable benefits (without additional cost to the Executive, including any additional taxes) outside the scope of such plans including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents for five (5) years. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person, but excluding his management or operation of the Excluded Businesses), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the employee benefit and welfare benefits provided by the Company will relieve the Company of its obligation under this Section 8(a)(v) to provide comparable benefits to the extent of the benefits so received.

                           (vi) The Executive's stock options awarded under the
Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and he shall have whatever remaining period under the options following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment.


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                           (vii) The Executive's restricted Common Shares
awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and all restrictions shall lapse.

                           (viii) The Executive Life Insurance Program shall be
paid by the Company for five (5) years following the effective date of his termination.

                  (b) TERMINATION ON DEATH. Upon a termination of employment due to the Executive's death, the Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Equity Incentive Plan. The Executive's personal representative shall have whatever remaining period under the options following the Executive's death in which to exercise his vested stock options, including those stock options that vested on death. The Company shall pay to the Executive's personal representative any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his date of death and that are related to his period of employment preceding his date of death. Within sixty (60) days after the Executive's death, the Company shall pay to the Executive's personal representative the prorated amount of the Incentive Bonus for the year in which the Executive's death occurs, prorated for the portion of the year during which the Executive was employed prior to his death. The Executive's spouse and each of his dependants shall be covered under the Company's health insurance program until the earlier to occur of (i) such spouse or dependent reaching the age of sixty-five (65) or (ii) such spouse or dependant obtaining full-time employment with an entity not affiliated with the Executive that provides comparable benefits. The Company shall pay for such coverage for five (5) years following the death of the Executive after that, the Executive's spouse or dependants shall pay for such coverage.

                  (c) BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. In the event that the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive his Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date. The Executive shall be entitled to exercise his vested stock options, determined as of his termination date, pursuant to the terms of the option grant. All unvested options and unvested restricted Common Shares shall be forfeited on his termination date. The Executive shall also be entitled to all benefits accrued and vested under any employee benefit plan of the Company. The Executive, the Executive's spouse and each of his dependants shall be allowed to be covered by the Company's health insurance plan, at the Executive's cost, until the Executive reaches the age of sixty-five (65) or until such time as the Executive, or such spouse or dependant, obtains full-time employment, whichever period is shorter.

                  (d) TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive


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will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member.

         9. CHANGE OF CONTROL.

                  (a) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" will be deemed to have taken place upon the occurrence of any of the following events:

                           (i) any person, entity or affiliated group, excluding
the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,

                           (ii) the consummation of any merger or consolidation
of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation own less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company, or

                           (iii) the complete liquidation of the REIT or the
sale or disposition of all or substantially all of the REIT's assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction own less than 50% of the voting securities of the acquiror or the parent of the acquiror.

                  (b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Executive shall become 100% vested in the stock options and restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) and, if the Executive voluntarily terminates his employment without Good Reason after the Change of Control, then the Executive shall have whatever remaining period under the options following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control. In addition, if the Executive's employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason in connection with a Change of Control, the Executive shall receive (in addition to the applicable benefits described in Section 8 hereof) a lump sum payment equal to the largest cash compensation from the Company for any twelve (12) month period during the Executive's tenure with the Company, multiplied by three (3).

                  (c) EXCISE TAX.

                           (i) In the event that any payment or benefit received
or to be received by the Executive in connection with a termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (all such


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payments and benefits being hereinafter called "Total Payments"), such that the
Executive will be subject (in whole or in part) to the excise tax imposed under Code Section 4999 ("Excise Tax") on such payments and benefits, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state and local tax on the Gross-Up Payment, will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on such date, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (ii) The Executive or the Company may request, prior
to the time any payments under this Agreement are made, a determination of whether any or all of the Total Payments will be subject to the Excise Tax and, if so, the amount of such Excise Tax and the federal, state and local tax imposed on the Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company's expense, by tax counsel selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), and such determination shall be conclusive and binding on both parties. The Company agrees to provide any information reasonably requested by such tax counsel. Tax counsel may engage accountants or other experts, at the Company's expense, to the extent deemed necessary or advisable for them to reach a determination. For these purposes, the term "tax counsel" shall mean a law firm with expertise in federal income tax matters.

                           (iii) In the event that the Excise Tax is
subsequently determined to be less than the amount taken into account hereunder, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment, without any interest thereon. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined, without any interest thereon.

                           (iv) Each party agrees to notify the other party, in
writing, of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to a refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive or Company is informed in writing of such claim or otherwise becomes aware of such claim. If notice of the claim arose as a result of a claim made against the Executive by a taxing authority, Executive shall not pay such claim


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prior to the expiration of the thirty (30) day period following the date on which he gives notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to reasonably participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                           (v) Notwithstanding the foregoing, the Company shall
control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Executive, (including interest or penalties with respect thereto) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall be required to consult with and keep the Executive fully apprised of developments and actions being considered or taken with respect to such claim, audit or proceeding. The Company's control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue. Each party agrees to keep the other party fully apprised of developments concerning such claim, audit or proceeding and to cooperate with the other in good faith in order to effectively resolve such claim, audit or proceeding.

                           (vi) For purposes of this Subsection (c), a
determination of whether a payment is subject to Excise Taxes, including but not limited to, a determination of Change in Control, shall be made pursuant to Code
Section 280G.

         10. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "Confidential Information" as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company's business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during Term and for a period of three (3) years thereafter disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, or as otherwise required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not retain any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive's use of such previously acquired knowledge.

         In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

         11. NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of eighteen (18) calendar months after the termination of the Executive's employment (the "Non-Compete Period"), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise involving the ownership, leasing or management of healthcare real estate (it being understood that engaging in the activity of operating a healthcare operating company which owns its own healthcare real estate is not so prohibited), or (b) without the prior consent of the Board, solicit the employment of, or assist others in soliciting the employment of, any individual employed by the Company (other than the Executive's personal assistant or Executive's secretary) at any time while the Executive was also so employed; provided, however, that the provisions of this Section 11 shall not apply in the event the termination is by the Company without Cause or by the Executive for Good Reason.

         Nothing in this Section 11 shall impede, restrict or otherwise interfere with Executive's management and operation of the Excluded Businesses. Further nothing in this Section 11 shall prohibit Executive from making any passive investment in a public company, where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

         The Executive agrees that the restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         12. INTELLECTUAL PROPERTY. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property"), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

         13. DISPUTES.

                  (a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10, 11, or 12 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

                  (b) LEGAL FEES. The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on each issue.

         14. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company.

         15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

         16. PAYMENTS UNDER ORIGINAL AGREEMENT. The parties acknowledge that the Executive is owed Thirty Five Thousand Seven Hundred Ten and 96/100 Dollars ($35,710.96) of expense reimbursement under the Original Agreement, which obligation has been assumed by the Operating Partnership. The Company shall pay said sum to the Executive contemporaneously with the closing of its private placement offering or initial public offering, whichever occurs first.

         17. GENERAL.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 17(a).

         If to the Company, to:

                             1000 Urban Center Drive
                                    Suite 501
                            Birmingham, Alabama 35242

         If to Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received,(ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5)days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

                  (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

                  (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company's successors and the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive's personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company's business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

                  (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Company (other than the Executive).

                  (g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                  (h) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

                  (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive's death shall be paid to the Executive's designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

                  (j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

                  (k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

                  (l) CONSUMER PRICE INDEX. For purposes of this Agreement, the terms "Consumer Price Index" or "CPI" refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United

States, or failing such publication, by a nationally recognized publisher of similar statistical information.

                  (m) SURVIVAL. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

                  [Signatures to appear on the following page]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


OPERATING PARTNERSHIP:                                EXECUTIVE:
MPT OPERATING PARTNERSHIP, L.P.
BY:  MEDICAL PROPERTIES TRUST, LLC
ITS: GENERAL PARTNER                                  /s/ Edward K. Aldag, Jr.
BY:  MEDICAL PROPERTIES TRUST, INC.                   ------------------------
ITS: SOLE MEMBER                                      Edward K. Aldag, Jr.



                                                      Dated: March 1, 2004
                                                             -----------------


By: /s/ Emmett E. McLean
   ----------------------------------
Name:  Emmett E. McLean
Title: Executive Vice President & COO
Dated: March 1, 2004

REIT:

MEDICAL PROPERTIES TRUST, INC.



By: /s/ Emmett E. McLean
   ----------------------------------
Name:  Emmett E. McLean
Title: Executive Vice President & COO
Dated: March 1, 2004


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